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August 23, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.   20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of BioFuel Energy Corp.’s Form 8-K dated August 23, 2007, and have the following comments:

1.

We agree with the Company’s statements made in the first sentence of paragraph 1, in the first and second sentences of paragraph 5, and in paragraphs 2, 3, 4 and 6.

2.

We have no basis upon which to agree or disagree with the Company’s statements made in the second sentence of paragraph 1 and in the third sentence of paragraph 5.

Yours truly,

Member of

Deloitte Touche Tohmatsu